Exhibit 99.1

12333 West Olympic Blvd.	49 Edgerton Drive
Los Angeles, CA 90064	North Falmouth, MA 02556

NewsRelease

Teledyne Technologies to Acquire Benthos, Inc.

LOS ANGELES, Calif. and NORTH FALMOUTH, Mass. — November 2, 2005 — Teledyne Technologies Incorporated (NYSE: TDY) and Benthos, Inc. (Nasdaq: BTHS) jointly announced today that they have signed a definitive agreement that provides for the merger of Benthos, Inc. with a wholly-owned subsidiary of Teledyne Technologies Incorporated. Upon the consummation of the transaction, which is subject to approval by Benthos’ shareholders as well as other customary closing conditions, Teledyne will acquire all of the outstanding shares of Benthos for $17.50 per share in cash.

The purchase price of $17.50 per common share represents a 39 percent premium over the closing price on November 1, 2005. The aggregate consideration for the outstanding Benthos shares will be approximately $41 million (including payments for the settlement of outstanding stock options) or approximately $31 million taking into account Benthos’ cash at June 30, 2005. As previously announced, Benthos expects to report record revenue of approximately $24 million for its fiscal year ended September 30, 2005. Teledyne expects the acquisition of Benthos to be neutral to earnings.

Benthos is a leading provider of oceanographic products designed for port and harbor security services, the U.S. Navy, energy exploration and oceanographic research. Benthos also manufactures a growing line of instruments for automated quality control of containers used in the food, beverage and pharmaceutical markets.

“The acquisition of Benthos will continue the expansion of Teledyne’s product lines of underwater acoustic instruments, which include hydrophone streamer cables used in offshore oil exploration and the acoustic Doppler instruments that were added with the acquisition of RD Instruments in August 2005,” said Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne. “Benthos has developed a broad range of innovative products, including acoustic modems for networked underwater communication and a novel three-dimensional sidescan sonar system, which are complementary to Teledyne’s oceanographic, naval and geophysical exploration instruments. Teledyne RD Instruments has already integrated Benthos’ acoustic telemetry technology in Teledyne’s Acoustic Doppler Current Profilers that are used for wave monitoring, and Benthos has manufactured hydrophones for Teledyne Geophysical’s streamer cables for offshore oil and gas exploration.

“Benthos has applied acoustic and other sensor technologies to quality control instrumentation used in the food, beverage and pharmaceutical markets, which are also important markets to Teledyne. Benthos’ TapTone® instruments, which perform real-time testing of leaks, pressure and vacuum in metal, glass and sealed plastic containers, are employed by the same customer base as Teledyne Analytical Instruments’ products that continuously monitor the purity of carbon dioxide used in food and beverage production.”

Stephen D. Fantone, Chairman of the Board of Directors of Benthos, and Ronald L. Marsiglio, President and Chief Executive Officer, commented in a joint statement; “The combination with Teledyne will add capabilities and critical mass to both our oceanographic and process control instrumentation businesses. Collectively, Benthos, Teledyne RD Instruments and Teledyne Geophysical Instruments will represent a significant marine instrumentation business, serving both commercial and government customers, with locations in North Falmouth, Mass.; San Diego, Calif. and Houston, Texas. Furthermore, our TapTone® division will add new products to Teledyne’s existing process instrumentation portfolio.”

Ferris, Baker Watts, Incorporated provided a fairness opinion to Benthos’ Board of Directors.

Teledyne Technologies is a leading provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Mexico and Canada. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Benthos, Inc. manufactures oceanographic products and package inspection systems through its two divisions. The Undersea Systems Division has developed a number of products based on its established acoustic technology for energy markets, governmental entities, the port and harbor security segment of the homeland defense market, and other commercial markets. The Package Inspection Systems Division, also referred to as the TapTone® Division, has developed quality control equipment for flexible plastic, glass and other packaging used in the beverage, food and pharmaceutical markets.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne and Benthos in the future. These statements involve risks and uncertainties. Actual results could differ materially from these forward-looking statements. Many factors, including Teledyne’s ability to integrate the acquisition and achieve anticipated synergies, the ability of Benthos’ management to market existing and new products in its Undersea Systems and Package Inspection Systems divisions, failure of the requisite number of Benthos’ shareholders to approve the acquisition, and unexpected acquisition-related costs and expenses, could change anticipated results. Certain of these and other factors that could affect Benthos’ business are discussed in Benthos’ Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and Prospectus dated May 24, 2005, on file with the Securities and Exchange Commission (“SEC”). Neither Teledyne nor Benthos undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information About the Acquisition

This press release is for informational purposes only. It does not constitute an offer to purchase shares of Benthos, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Benthos will publicly file a Form 8-K with the SEC containing the terms of the definitive merger agreement and shareholders agreements, and will mail a proxy statement to shareholders of Benthos in connection with the proposed transaction. Investors and security holders of Benthos are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Teledyne, Benthos and the proposed transaction. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. A free copy of the proxy statement, when it becomes available, may also be obtained from Benthos, Inc., 49 Edgerton Drive, North Falmouth, MA 02556, Attn: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Benthos on Benthos’ web site at www.benthos.com. Benthos and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement.

Teledyne Technologies Incorporated		Benthos,Inc.

Investor Contact:	Jason VanWees (310) 893-1642	Vice President, CFO & Treasurer:	Frank Dunne (508) 563-1000

Press Contact:	Robyn McGowan (310) 893-1640